MILLBURN MULTI-MARKETS FUND L.P.

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

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MILLBURN MULTI-MARKETS FUND L.P.

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Second Amended and Restated Limited Partnership Agreement (this “Agreement”) dated as of November 1, 2009, by and among Millburn Ridgefield Corporation, a Delaware corporation (the “General Partner”), and the other parties who become parties to this Agreement, whether by execution of a counterpart of this Agreement or by execution of a separate instrument pursuant to which such party agrees to be bound by the terms of this Agreement (collectively, “Limited Partners”) (the General Partner and Limited Partners may be collectively referred to herein as “Partners”).

WITNESSETH:

WHEREAS, the parties hereto desire to continue a limited partnership for the purposes set forth herein, and to set forth the terms pursuant to which the Partnership shall be governed;

WHEREAS, this Agreement amends and restates in its entirety the Partnership’s previous amended and restated limited partnership agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Formation of Limited Partnership; Partnership Name.

(a)           The Partners do hereby form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect on the date hereof (the “Act”).  The name of the limited partnership is Millburn Multi-Markets Fund L.P. (the “Partnership”).

The General Partner has executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Act and shall execute, file and record, as appropriate, such amendments, assumed name certificates and other documents as are or become necessary or advisable as determined by the General Partner, and shall take all steps which the General Partner may deem necessary or advisable to allow the Partnership to conduct business in any jurisdiction where the Partnership conducts business and to otherwise provide that Limited Partners will have limited liability with respect to the activities of the Partnership in all such jurisdictions.  Each Limited Partner hereby undertakes to furnish to the General Partner a power of attorney which may be filed with the Certificate of Limited Partnership and any amendments thereto and such additional information as is required from it to complete such documents and to execute and cooperate in the filing or recording of such documents at the request of the General Partner, provided that no Limited Partner shall in any respect participate in the management of the Partnership.  The General Partner shall have the authority to reorganize the Partnership, or to merge the Partnership into a new limited partnership organized under the laws of any State in the United States, provided that such reorganization or merger does not have a material adverse effect on the Limited Partners.

2.            Principal Place of Business.

The principal office of the Partnership shall be 411 West Putnam Avenue, Greenwich, Connecticut 06830, or such other place as the General Partner may designate.

The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle County, Delaware  19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle County, Delaware  19801.

The General Partner may change the registered office and registered agent of the Partnership upon notice to the Limited Partners.

3.            Business.

The Partnership will operate as a “feeder fund,” investing all of its assets in Millburn Multi-Markets Trading, L.P., a Delaware limited partnership (the “Master Fund”), except for such capital as the General Partner determines is reasonably necessary or appropriate to pay any fees, expenses or other costs related to the Partnership.  Subject to the general limitation of investing all of its assets in the Master Fund, the business and purpose of the Partnership, through its investment in the Master Fund, is to trade, buy, sell or otherwise acquire, hold or dispose of commodities and currencies including futures and forward contracts, options contracts, and any other rights pertaining thereto.  The objective of the Partnership business, through its investment in the Master Fund, is appreciation of its assets through speculative trading.

The Partnership shall have the following purposes, through its investment in the Master Fund:

(a)           to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, government and government agency bonds, debentures, notes, letters of credit, bankers’ acceptances, commercial paper, other securities, rights and options, including puts and calls, with respect to any of the foregoing (collectively, “Securities”), including the making and covering of short sales of Securities;

(b)           to purchase, sell, write and invest and trade in, within or without the United States, on margin or otherwise, commodities, commodity futures and forward contracts and rights and options, including puts and calls, with respect to commodities and commodity futures and forward contracts (collectively, “Commodity Interests”), including the making and covering of short sales of Commodity Interests;

(c)           to purchase, sell and invest in all manner of physical and “spot” market commodities within and without the United States;

(d)           to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, foreign currencies, foreign currency futures contracts, foreign currency forward contracts and rights and options relating thereto (collectively, “Currency Interests”), including the making and covering of short sales of Currency Interests;

(e)           to lend monies to third parties;

(f)           to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, “swaps,” “swaptions,” “floors,” “collars,” “swap agreements” within the meaning of the Part 35 regulations of the Commodity Futures Trading Commission (“CFTC”), “hybrid instruments” within the meaning of the Part 34 regulations of the CFTC, and excluded derivative transactions, hybrid instruments and excluded swap transactions within the meaning of Section 2 of the Commodity Exchange Act and all manner of “over-the-counter” instruments, including the making and covering of short sales in any of the foregoing;

(g)           to engage in any form of trading or investment activity within or without the United States which the general partner of the Master Fund (the “Master Fund GP”)  deems appropriate, without restriction or limitation, and to refrain from trading or investing in the Master Fund GP’s  absolute discretion; and

(h)           to engage in any other lawful act or activity within or without the United States for which limited partnerships may be organized under the laws of the State in which the Partnership is then organized.

The Partnership shall have the power to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as may be necessary or advisable to the carrying out of the foregoing purposes, including, without limitation, but subject to the general limitation of investing all of its assets in the Master Fund, except for any capital as the General Partner determines is reasonable necessary or appropriate to pay any fees, expenses or other costs related to the Partnership, the power:

(aa)         to borrow money from banks, brokers or any of the Partners, and to secure the payment of any obligations of the Partnership by hypothecation or pledge of all or part of the assets of the Partnership;

(bb)	to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Partnership;

(cc)	to open, maintain and close bank, brokerage and other accounts;

(dd)        to maintain one or more offices within or without the State of Connecticut and in connection therewith to rent or acquire office space, engage personnel and do such other acts as the General Partner may deem to be advisable or necessary in connection with such offices and personnel, all at the Partnership’s expense; and

(ee)         to take such actions as the General Partner may deem to be necessary or advisable in connection with the foregoing, including the retention of agents, independent contractors, attorneys, accountants and investment counselors, and the preparation and filing of all Partnership tax returns.

4.            Term, Dissolution and Fiscal Year.

(a)           Term.  The term of the Partnership commenced on the day the Certificate of Limited Partnership was filed with the Office of the Secretary of State of the State of Delaware pursuant to the provisions of the Act and shall end upon the first to occur of the following:  (1) withdrawal, insolvency, bankruptcy or dissolution of the General Partner; or (2) any event which shall make it unlawful for the existence of the Partnership to continue.

(b)           Dissolution.  Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved.  Dissolution, payment of creditors and distribution of the Partnership assets shall be effected in accordance with the Act, and the General Partner and each Limited Partner (and any assignee the assignment to which the General Partner has consented) shall share in the assets of each Series (as defined in Paragraph 5(a)) in which it is invested pro rata in the ratio of the total of all capital accounts attributable to the Units (as defined in Paragraph 5(a)) of such Series held by such Partner to the total of all capital accounts attributable to the Series, less any amount owed by such Partner (or assignee) to the Partnership and attributable to that Series.

(c)           Fiscal Year.  The fiscal year of the Partnership shall begin January 1 of each year and end on December 31 of each year.

5.            Units and Capital Contributions.

(a)           Offering of Units.  The beneficial interests in the Partnership shall consist of two types: a general liability interest and units of limited partnership interest (“Units”).  The General Partner shall acquire the general liability interest, and Limited Partners shall all acquire Units.  The General Partner may, from time to time, authorize the designation of the Units into one or more series (“Series”).  Units may be sold by the General Partner or its agents on behalf of the Partnership, at the General Partner’s discretion, to persons desiring to become Limited Partners.  Upon the initial contribution by the General Partner to the Partnership, the General Partner will become the holder of the general liability interest of the Partnership.  The General Partner’s general liability interest shall be accounted for on a Unit-equivalent basis, but may receive allocations on an aggregate basis so as to simplify the Partnership’s accounting.  The amount of the purchase price of Units purchased by a Limited Partner shall constitute such Limited Partner’s initial capital contribution.  The aggregate of all contributions shall be available to the Partnership to carry on its business and no interest shall be paid on any such contribution.  There is no maximum amount of funds which may be contributed to the Partnership.

(b)           Partners’ Contributions.  The General Partner shall maintain a sufficient investment in the Partnership for the Partnership to be treated as a partnership for federal income tax purposes.  Each Partner shall contribute cash to the Partnership, although the General Partner shall have discretion to accept other assets valued at fair market value.  The aggregate of all contributions shall be available to the Partnership to carry on its business and no interest shall be paid on any such contribution.

(c)           Limited Liability of Limited Partners.  Each Unit, when purchased by a Limited Partner, shall be fully paid and non-assessable.  No Limited Partner shall be liable for Partnership obligations in excess of the capital contributed by it, plus its share of profits, if any, including its obligation, as required by law under certain circumstances, to return to the Partnership distributions and returns of contributions.  Each Limited Partner hereby agrees with the General Partner that, upon written demand therefor by the General Partner, such Limited Partner will promptly return to the Partnership all amounts for which such Limited Partner may be liable to the Partnership or its creditors under the Act.

(d)           Return of Limited Partners’ Capital Contributions.  Except to the extent that a Limited Partner shall be entitled to redeem all or a portion of its Units in accordance with the terms of this Agreement, no Limited Partner shall have any right to demand the return of its capital contributions or any profits added thereto, except upon termination and dissolution of the Partnership.  In no event shall a Limited Partner be entitled to demand or receive property other than cash.

(e)           Distributions.  The General Partner shall have sole discretion in determining what distributions, if any, the Partnership will make to its Limited Partners.  No Limited Partner shall have the right to demand or receive property other than cash upon redemption of all or part of such Limited Partner’s Units.  The Partnership may pay all distributions (including distributions made in respect of redemptions) in cash or in kind.

(f)           Contributions by Employee Benefit Plans and Plan Asset Entities.  The General Partner may determine to not accept contributions for Units if doing so would cause the assets of the Master Fund to constitute “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any “employee benefit plan” as defined in and subject to ERISA or with respect to any “plan” as defined in and subject to Section 4975 of the Code.  If rejection of subscriptions by any person, including but not limited to any such employee benefit plan, such other plan or account, or entities that are treated as holding such plan assets, is necessary to avoid causing the assets of the Master Fund to be such plan assets, the General Partner will effect such rejections as the General Partner, in its sole discretion, determines.

6.            Allocation of Profits and Losses.

(a)          Capital Accounts.  A capital account shall be established for each Unit and for the General Partner.  The initial balance of each capital account shall be the amount contributed to the Partnership in respect of a Unit or by the General Partner.

(b)          Monthly and Yearly Allocations.  As of the close of business (as determined by the General Partner) of the last day of each month or of the fiscal year, as the case may be, the following determinations and allocations shall be made:

(1)	The Net Assets of the Partnership (as defined in Paragraph 6(d)) shall be determined.

(2)	The General Partner shall allocate to each Series all Net Assets attributable to such Series.

(3)
Subject to subparagraph (4), any increase or decrease in Net Assets of a Series as of the end of the month, including net interest income, shall be credited or charged (A) equally to the capital account of each Unit of such Series and (B) pro rata to the capital account of the General Partner in the ratio that the balance of such account bears to the balance of all capital accounts attributable to the Series.

(4)
The amount of any distributions made in respect of a Unit and any amount paid upon partial redemption of Units or upon withdrawal of part or all of the General Partner’s interest shall be charged to the capital account of such Unit or of the General Partner, as applicable.  The capital account of any Unit redeemed shall be eliminated.

(c)           Allocation of Profit and Loss for Federal Income Tax Purposes.  In each fiscal year, items of income, deduction, gain or loss that are recognized for income tax purposes (including any capital gain or loss required to be taken into account under Section 1256 of the Code) shall be allocated among the Partners in such manner as to reflect equitably amounts credited to or charged against each capital account established with respect to each such Partner, whether in such fiscal year or in prior fiscal years.  To this end, the Partnership shall establish a tax capital account with respect to each Partner and maintain records which shall show the extent to which the capital account of each Unit and the General Partner is, as of the last day of each fiscal year, comprised of amounts which have not been reflected in the tax account of the Partners.

The General Partner may, in its sole discretion, elect to use an “aggregate” allocation method permitted under Sections 704(b) and (c) of the Code and the regulations thereunder; otherwise, to the extent deemed by the General Partner to be feasible and equitable, taxable income and gains in each fiscal year shall be allocated among the Partners who have benefited from the Partnership’s income and gains, and tax deductions and losses in each fiscal year shall be allocated among the Partners who have borne the Partnership’s deductions and losses.

In the event a Limited Partner redeems all or some of its Units, the General Partner may in its sole discretion make a special allocation to the Partner for federal income tax purposes of the gains or losses recognized by the Partnership.  The allocation of such gains shall be in such a manner as will reduce the amount, if any, by which the aggregate balance of such Partner’s capital accounts (or, with respect to a partial redemption, the portion thereof attributable to the Units being redeemed) exceeds its federal income tax basis in its Units (or, with respect to a partial redemption, the Units being redeemed) before such allocation.  The allocation of such losses shall be in such a manner as will reduce the amount, if any, by which the balance of such Partner’s federal income tax basis in its Units (or, with respect to a partial redemption, the Units being redeemed) exceeds the aggregate balance of such Partner’s capital accounts (or, with respect to a partial redemption, the portion thereof attributable to the Units being redeemed) before such allocation.

Any elections or other decisions relating to allocations under this Paragraph 6(c) will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement.  The tax allocations set forth in this Paragraph 6(c) are intended to allocate items of Partnership income, gains, losses and deductions (ordinary, short-term and long-term) in accordance with Sections 704(b) and (c) of the Code.

(d)           Net Assets; Accounting.  Net Assets of the Partnership shall be determined primarily based on the Partnership’s investment in the Master Fund.  The Master Fund’s net assets equal the sum of all cash, plus treasury bills, notes or other securities at market value, plus the market value of all open futures, forward, over the counter swap or other trading positions maintained by the Partnership, less all liabilities of the Partnership determined in accordance with the accounting principles set forth below.  Net Assets of the Partnership shall be determined in accordance with generally accepted accounting principles under the accrual basis of accounting.  The market value of all Partnership and Master Fund’s assets and liabilities, for all purposes hereunder, shall be determined in accordance with the General Partner’s Valuation Policies and Procedures, a copy of which is available to Limited Partners upon request.  The General Partner may reduce the valuation of any asset by reserves established to reflect contingencies, liabilities, uncertain valuations or other factors, which the General Partner determines, in its absolute discretion, reduce, or might reduce, the value of such asset.  All determinations of value by the General Partner shall be final and conclusive as to all Partners, absent bad faith, and the General Partner shall be absolutely protected in relying upon valuations furnished to the General Partner by third parties believed by the General Partner, without independent investigation, to be made in good faith and reliable.  The net asset value per Unit of a Series shall equal the Net Assets of such Series divided by the number of its Units outstanding as of any given valuation date.

(e)     Expenses.  The Partnership shall bear all of its own expenses (which may be paid by the Master Fund on behalf of the Partnership), including, but not limited to:  (a) all expenses that the General Partner reasonably determines to be incurred in connection with the Partnership’s investment activities, which will be conducted by investing all of the Partnership’s assets in the Master Fund, except for any capital as the General Partner determines is reasonably necessary or appropriate to pay any fees, expenses or other costs related to the Partnership; any taxes to which the Partnership is subject; regulatory fees and interest charges; (b) expenses incurred in connection with the organization of the Partnership and the initial offering of the Units, which have been paid by the General Partner and shall be reimbursed by the Partnership in 60 equal monthly installments beginning with the commencement of the Partnership’s operations; provided, however, that to the extent the reimbursed amount of such organizational and initial offering costs exceeds in the aggregate for any month 1/12 of 0.05% (0.05% per annum) of the Partnership’s month-end net asset value, such excess will not be reimbursed by the Partnership but will be borne by the General Partner; provided further, that the Partnership’s obligation to reimburse the General Partner for such expenses shall terminate if the Partnership is terminated prior to the end of such 60 month period; (c) amounts due to persons not affiliated with the General Partner for providing operating, administrative, custody, legal, accounting, audit and tax services to the Partnership or to the General Partner with respect to the activities of the Partnership; registration and filing fees; and the cost of the ongoing offering of the Units; and (d) any fees or other compensation payable to the General Partner or any of its affiliates by the Partnership as an investor in any Master Fund, including, without limitation, management and administrative fees and profit shares; ongoing sales commissions and all other fees and expenses payable directly, or indirectly through the General Partner, by the Partnership or any Master Fund to third-parties that assist in the placement or sales of the Units; and the Partnership’s pro rata share, as an investor in any Master Fund, of the investment and operating expenses and organizational costs of such Master Fund.  The Partnership also shall bear all of its extraordinary expenses (including, without limitation, any litigation-related or indemnification expenses), if any.  The General Partner may waive, reduce or rebate management fees, administrative fees and profit shares payable to any Master Fund for which the General Partner serves as general partner, manager or adviser, with respect to any Limited Partner without entitling any other Limited Partner to a similar waiver, reduction or rebate.

Appropriate reserves may be created, accrued and charged to the Partners’ capital accounts and any sub-accounts thereof for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.

(f)           Prior Period Adjustments.  The General Partner may determine to treat any liability or expenditure of the Partnership which becomes fixed or is incurred in an accounting period subsequent to the accounting period to which such liability or expenditure relates as either (i) arising in the accounting period in which such liability becomes fixed or such expenditure is incurred or (ii) arising in such prior accounting period, in which case such liability or expenditure shall be charged to persons who were Partners during such prior accounting period (whether or not such persons are Partners during the accounting period in which such liability is fixed or such expenditure is incurred) in accordance with the ratio the capital accounts of the Units held by such Limited Partner, or the capital account of the General Partner, as applicable, bear to the balance of all capital accounts as of the beginning of such prior accounting period, and the Partnership may collect amounts previously distributed to such persons in accordance with the provisions of Paragraph 9(e).

7.            Duties of the General Partner.

(a)           Management of the Partnership.  The General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership.  The General Partner shall cause the Partnership to invest all of the Partnership’s assets in the Master Fund, except for such capital as the General Partner determines is reasonably necessary or appropriate to pay any fees, expenses or other costs related to the Partnership.  No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any facts or circumstances bearing upon the existence of its authority.  No Limited Partner, as such, shall be entitled to any salary, draw or other compensation from the Partnership.

(b)           Services of Third Parties.  The General Partner may engage and compensate on behalf of the Partnership from funds of the Partnership (subject to Paragraph 6(e)) such persons, firms or corporations, including any affiliated person or entity or any other person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

(c)           Limitation on Trading Activity of the General Partner.  In no case shall the General Partner or any of its principals take advantage of their knowledge of trades made or contemplated on behalf of the Partnership, which will be made by the Master Fund, for their own trading; nor shall they knowingly trade in any manner to the detriment of the Partnership, either directly or indirectly, or in any manner take any advantage of their position with respect to the Partnership.  Direct trading between the Partnership and any account of, or managed by, the General Partner or any of its principals is prohibited.

8.            Reports to Limited Partners.

The General Partner shall keep and retain such books and records relating to the business of the Partnership as the General Partner may deem necessary or advisable and as may be required by law, including the rules and regulations of the CFTC.  The Partnership books shall be audited annually by an independent certified public accountant.  The Partnership will cause each Partner to receive as soon as practicable after the close of each fiscal year certified financial statements of the Partnership for the fiscal year then ended.  In addition, the General Partner will report monthly to each Limited Partner the following information:  the value of such Limited Partner’s Units, and such other information as the General Partner may deem appropriate and as may be required by the rules and regulations of the CFTC.

9.            Non-Assignability and Redemptions.

(a)           Non-Assignability.  Each Limited Partner expressly agrees that it (i) is purchasing Units for investment and not with a view to the assignment, transfer or disposition of any Units and (ii) will not assign, transfer or otherwise dispose of, by gift or otherwise, any of its Units or any part or all of its right, title and interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner, which notice shall include evidence satisfactory to the General Partner that the proposed assignment, transfer or disposition is exempt from registration under the Securities Act of 1933, as amended, and receiving the prior written consent of the General Partner.  No assignee, except with the consent of the General Partner (which consent may be withheld at its sole and absolute discretion), may acquire any rights against the Partnership.  If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, or by operation of law, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner.  The General Partner need not, however, consent to any such assignment, but may elect instead to require the mandatory redemption of any Units which would otherwise be assigned.

Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the further act or consent of any Limited Partner.  Each Limited Partner agrees that it has no right to consent to and will not consent to any person’s or entity’s becoming a substituted Limited Partner, except as set forth in the preceding sentence.  If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner and shall not have any of the rights of a Limited Partner, except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which its assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon Limited Partners.  An assigning Limited Partner shall remain liable to the Partnership as provided in the Act, regardless of whether its assignee becomes a substituted Limited Partner.

(b)           Redemptions.  A Limited Partner (or any assignee thereof) may redeem any part or all of its Units effective as of the end of the first month ending at least fifteen days after a request for redemption in acceptable form has been delivered to the General Partner.  The General Partner may, in its discretion, permit redemptions (i) on shorter notice or (ii) as of a date other than a month-end.  Upon redemption, a Limited Partner (or any assignee thereof) shall receive an amount equal to the value of the Units redeemed as of the effective date of redemption, less any amount owing by such Partner (and its assignee, if any) to the Partnership pursuant to Paragraph 13(c).  An assignee shall not be entitled to redeem until the General Partner has received written notice of and has consented to (as described in subparagraph (a) above) the assignment, transfer or disposition under which the assignee claims an interest in the Units to be redeemed and shall have no claim against the Partnership or the General Partner with respect to distributions or amounts paid on redemption of Units prior to the receipt by the General Partner of such notice.  A redemption charge of 2% of the net asset value of Series A Units redeemed applies to Series A Units redeemed on or before the sixth month-end after they are issued.  A redemption charge of 1% of the net asset value of Series A Units redeemed applies to Series A Units redeemed after the sixth, but on or before the eleventh, month-end after they are issued.  Payment will be made within a reasonable time of the date of redemption.  In the event of a default or delay in payments due the Partnership from commodity brokers, banks or other persons, or under similar circumstances, the Partnership may in turn delay payment to Limited Partners requesting redemption of Units of the proportionate part of the value of the Units represented by the sums which are the subject of such default or delay.

(c)           Suspension of the Determination of Net Assets and Redemptions.  Anything herein to the contrary notwithstanding, the General Partner may suspend the determination of Net Assets and/or suspend redemptions of Units in whole or in part by reason of:  (i) a redemptions that would result in violation by the Partnership, the General Partner or any of their respective affiliates of applicable securities or commodities laws or regulations or any other law of the United States or any other jurisdiction applicable to the Partnership, the General Partner or any of their respective affiliates (including but not limited to anti-money laundering laws and regulations applicable to the Partnership, the General Partner or any of the other service providers of the Partnership); (ii) any exchange or quotation system on which a significant portion of the assets of the Partnership is regularly traded or quoted is closed (other than for holidays) or trading thereon is generally suspended or limited; (iii) the prices or values of any assets of the Partnership cannot reasonably be promptly and accurately ascertained for any reason; (iv) trading by the Partnership, any exchange or quotation system is suspended or limited and the General Partner determines that such suspension or limitation is material to the Partnership; (v) it is not possible to determine the exact Net Assets of the Partnership; (vi) the General Partner determines in its sole discretion that a redemption could result in assets of the Master Fund becoming “plan assets” for purposes of ERISA or Section 4975 of the Code with respect to any “employee benefit plan” as defined in and subject to ERISA or with respect to any “plan” as defined in and subject to Section 4975 of the Code; (vii) in order to effect orderly liquidation of the Partnership necessary to effect redemptions; or (viii) the determination of net assets, withdrawals or redemptions have been suspended or otherwise limited by any Master Fund.  No interest will be paid with respect to amounts affected by suspension of the determination of Net Assets or redemptions.

Notice of any suspension will be given to any Limited Partner who has requested a redemption.  If a redemption request is not withdrawn by a Limited Partner following notification of a suspension, the redemption will be completed as of the end of the first month ending at least fifteen days after the termination of the suspension.

Notwithstanding anything to the contrary in this Agreement, the General Partner, by written notice to any Limited Partner, may suspend payment of redemption proceeds to such Limited Partner if the General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Partnership, the General Partner or any of the Partnership’s other service providers.

(d)           Chargebacks to Current or Former Partners.  Even if a Limited Partner has rightfully received the return in whole or in part of the value of its Units, whether upon redemption or distribution, it shall nevertheless remain liable to the Partnership for any sum, not in excess of the amount returned, plus interest from the date of redemption or distribution in an amount deemed equitable by the General Partner for loans of comparable maturity, to the extent necessary to discharge such Partner’s allocable share of any loss, liability or expense attributable to events arising before such return.  Any Limited Partner found liable to the Partnership under this Paragraph 9(e) shall also be liable for any and all costs and expenses incurred by the Partnership, including but not limited to attorneys’ fees and costs of litigation, in connection with seeking the return of the amounts due hereunder.

Each Partner agrees, by subscribing for Units, to repay, if such Partner has redeemed Units or received a distribution from the Partnership, and irrespective of whether such Partner remains a Partner, to the Partnership any amount (including interest from the date of redemption or distribution) which the General Partner may reasonably determine to be due to the Partnership from such Partner, for example, due to any claims arising (prior or subsequent to such Partner’s withdrawal from the Partnership) relating to events or circumstances (whether known or unknown at the time of such Partner’s withdrawal) in existence while such Partner was a Partner in the Partnership, or in the event that the net asset value at which such Partner was permitted to redeem Units is later determined to have been overstated or otherwise miscalculated due to circumstances, whether known or unknown to the General Partner, in effect as of the date of such whole or partial redemption.  In no event shall any provision of this Paragraph 9(e) require any Limited Partner to repay to the Partnership any amounts in excess of the amounts distributed to such Limited Partner by the Partnership or redeemed from the Partnership by such Limited Partner, plus interest thereon as provided above.

(e)           No Guarantee of Return of Capital. No provision of this Agreement shall be construed as guaranteeing the return, either by the General Partner or by the Partnership, of all or any part of the capital contributions made to the Partnership by any Limited Partner.

10.          Special Power of Attorney.

Each Limited Partner by the execution of this Agreement (directly or by power of attorney), or by otherwise acquiring Units and becoming a Limited Partner in accordance with the terms hereof, does hereby irrevocably constitute and appoint the General Partner, with power of substitution, as its true and lawful attorney-in-fact, in its name, place and stead, to execute, acknowledge, swear to, file and record on its behalf in the appropriate public offices (i) this Agreement and a Certificate of Limited Partnership including amendments thereof; (ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement; (iii) certificates of assumed name; and (iv) customer agreements with commodity brokerage firms.  The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity or death of a Limited Partner.  Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner and any successor thereto, taken in good faith under such Power of Attorney.  Each Limited Partner agrees to execute a special Power of Attorney on a document separate from this Agreement.  In the event of any conflict between this Agreement and any instrument filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.

11.          Voluntary or Involuntary Redemption of a Partner; Removal of General Partner

(a)           Subject to Paragraph 11(b), the Partnership shall terminate and be dissolved upon the withdrawal, insolvency or dissolution of the General Partner.  The General Partner agrees that it will not voluntarily withdraw as General Partner of the Partnership except upon six months’ written notice to the Limited Partners, or with the consent of the owners of more than fifty percent of the aggregate value of outstanding Units.  The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not terminate or dissolve the Partnership and such Limited Partner, its estate, custodian or personal representative shall have no right to redeem the value of such Limited Partner’s Units except as provided in Paragraph 9 hereof.  Any Limited Partner may be required to redeem its Units and withdraw as a Limited Partner as of the end of any month on ten days’ written notice at the sole discretion of the General Partner.  In addition, the General Partner may require a Limited Partner to redeem all or a portion of such Limited Partner’s Units if the General Partner considers doing so to be desirable for the protection of the Partnership, and may do so to the extent necessary to prevent the assets of the Master Fund from constituting “plan assets” for purposes of ERISA or Section 4975 of the Code with respect to any “employee benefit plan” as defined in and subject to ERISA or with respect to any “plan” as defined in and subject to Section 4975 of the Code.  Any mandatory redemptions effected to avoid causing the assets of the Partnership to constitute “plan assets” will be effected in such manner as the General Partner, in its sole discretion, determines.  The General Partner will attempt to give all affected Limited Partners prior notice of such mandatory redemption but may effect such redemption without prior notice.  Each Limited Partner (and any other assignee) expressly agrees that in the event of its death, it waives on behalf of itself and its estate, and directs the legal representatives of its estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership.  Nothing in this Paragraph 11 shall, however, waive any right given elsewhere in this Agreement for a Limited Partner to be informed of the Net Assets of the Partnership and the value of such Limited Partner’s Units, to receive periodic reports, audited financial statements and other information from the General Partner or the Partnership or to redeem or transfer Units.

(b)           Removal of General Partner.  The General Partner may be removed as general partner upon an affirmative vote of Limited Partners owning more than fifty percent of the aggregate value of the Units then owned by Limited Partners.  Solely for purposes of the preceding sentence, Units owned by the General Partner, its affiliates and their respective officers and employees shall be deemed not to be owned by Limited Partners.  Following such a vote, the Limited Partners may elect a replacement General Partner upon the affirmative vote of Limited Partners owning more than fifty percent of the aggregate value of the Units then owned by Limited Partners.

12.          No Personal Liability for Return of Capital.

The General Partner shall not be personally liable for the return or payment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

13.          Standard of Liability and Indemnification.

(a)           Standard of Liability.  The General Partner and its affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its affiliates if the General Partner or its affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute gross negligence or reckless or intentional misconduct of the General Partner or its affiliates.

(b)           Indemnification of General Partner.  The Partnership shall indemnify, defend and hold harmless the General Partner and its affiliates, principals and employees from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning business or activities undertaken by or on behalf of the Partnership from any source, including without limitation any demands, claims or lawsuits initiated by a Limited Partner (or assignee) or resulting from or relating to the offer and sale of Units; provided that the conduct which was the basis for such liability was not found by a court of competent jurisdiction upon entry of a final judgment to be the result of gross negligence or reckless or intentional misconduct.  Nothing contained herein shall increase the liability of any Limited Partner to the Partnership beyond the amount of its capital and profits, if any, in the Partnership.  All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Partnership or the withdrawal or insolvency of the General Partner.

Indemnification of amounts reasonably claimed to be due to an indemnified party hereunder shall be advanced to such party upon such party’s written undertaking to repay, without interest, the amounts so advanced in the event, and to the extent, that indemnification is determined not to be due hereunder.

Notwithstanding the foregoing, federal and state securities laws, and other applicable law, impose liabilities under certain circumstances on persons who act in good faith.  Therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Partnership or the Limited Partners may have under the securities laws or other applicable law.

(c)           Indemnification of Partnership.  In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner’s (or assignee’s) obligations or liabilities unrelated to the Partnership’s business, such Partner (or assignees cumulatively) shall indemnify and reimburse the Partnership for all loss and expense incurred, including reasonable attorneys’ fees.

14.          Additional Limited Partners.

The Partnership may from time to time offer and sell additional Units at the sole discretion of the General Partner.  A subscriber for Units shall become a Limited Partner upon the acceptance of the subscription price for such Units by the Partnership.

15.           Amendments with Consent of the General Partner.

If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective if embodied in an instrument approved by the General Partner and by Limited Partners owning more than fifty percent of the aggregate value of the Units then owned by Limited Partners.  Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement; provided, however, that no such supplemental or amendatory agreement shall, without the consent of all affected Limited Partners, modify the percentage of profits, losses or distributions to which any Partner is entitled.  In addition, reduction of the capital account of any Unit or modification of the percentage of profits, losses or distributions to which any Unit’s capital account is entitled hereunder shall not be effected by amendment or supplement to this Agreement without the consent of the Partner holding such Unit.  Any amendment of the two immediately preceding sentences shall require the consent of all Partners.  For purposes of obtaining approval of any proposed amendment to this Agreement requiring less than unanimous consent or not requiring specific consent, the General Partner may require a response within a specified time, but not less than fifteen (15) days, and failure by any Limited Partner to respond within such time Period shall constitute approval of such proposed amendment.  The foregoing notwithstanding, the General Partner may amend this Agreement without the consent of the Limited Partners to clarify any inaccuracy or ambiguity or reconcile any inconsistency or with respect to administrative matters; to preserve the status of the Partnership as a partnership for federal income tax purposes; to prevent the Partnership from becoming subject to the Investment Company Act of 1940, as amended; to avoid the assets of the Master Fund being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code; and to make any other change that does not have a material adverse impact on the Limited Partners.

16.          Governing Law.

THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE DETERMINED AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

17.          Benefit Plan Investors.

(a)           Investment in Accordance with Law.  Each Limited Partner that is, or is investing assets on behalf of, an “employee benefit plan,” as defined in, and subject to the fiduciary responsibility provisions of, ERISA or a “plan,” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Limited Partner (a “Plan Fiduciary”), represents and warrants that (a) the Plan Fiduciary has considered an investment in the Partnership for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Partnership for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Partnership by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General Partner, any of the brokerage firms identified in the Memorandum as executing or clearing transactions on behalf of the Partnership, any selling agent, the Partnership’s administrator, any of their respective affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, each of the brokerage firms identified in the Memorandum as executing or clearing transactions on behalf of the Partnership, each selling agent, the Partnership’s administrator, and each of their respective affiliates, (iii) is qualified to make such investment decision and (iv) directs the General Partner to invest all of the Partnership’s assets in the Master Fund, except for such capital as the General Partner determines is reasonably necessary or appropriate to pay any fees, expenses or other costs related to the Partnership.

(b)           Disclosures and Restrictions Regarding Benefit Plan Investors.  Each Limited Partner that is a “benefit plan investor” (defined as any Plan and any entity (“Plan Assets Entity”) deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any Plan) represents that the individual signing the Subscription Agreement and Power of Attorney on behalf of such Limited Partner has disclosed such Limited Partner’s status as a benefit plan investor by accurately responding to the applicable questions in the Subscription Agreement and Power of Attorney.  Each Limited Partner that is not a “benefit plan investor” represents and agrees that if at a later date such Limited Partner becomes a benefit plan investor, such Limited Partner will immediately notify the General Partner of such change of status.  In addition, each Plan Assets Entity agrees to promptly provide information to the General Partner, upon the General Partner’s reasonable request, regarding the percentage of the Plan Assets Entity’s equity interests held by benefit plan investors.

18.          Miscellaneous.

(a)           Priority Among Limited Partners.  Except as otherwise provided in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

(b)           Notices.  All notices under this Agreement, other than reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then upon the deposit of such notice in the United States mail.  Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the last known address of each Limited Partner or, if agreed by the Limited Partner, by e-mail or other electronic form of distribution.

(c)           Binding Effect.  This Agreement shall inure to and be binding upon all of the parties, their successors, assigns as permitted herein, custodians, executors, administrators, estates, heirs, legal survivors and personal representatives.  For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

(d)           Captions.  Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

(e)           Confidentiality.  Each Limited Partner agrees that it and anyone having knowledge through it shall not make independent use of or knowingly disclose to any other person any aspect of the General Partner’s trading method, except that a Limited Partner may communicate such information in confidence to its personal attorneys, accountants and tax advisers as is relevant to their services.

(f)           Consent to Jurisdiction.  All controversies arising hereunder or in connection with the affairs of the Partnership shall be brought in the state or federal courts located in the State of Connecticut and all Partners and permitted assignees hereby irrevocably consent to such jurisdiction and venue.

(g)           Powers of Limited Partners.  The Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no authority or power to act for or to bind the Partnership.

(h)           Manner of Execution.  This Agreement may be executed by power-of-attorney embodied in a Subscription Agreement and Power of Attorney or similar instrument with the same effect as if the parties executing the Subscription Agreement and Power of Attorney or similar instrument had all executed one counterpart of this Agreement; provided that this Agreement may also be executed in several counterparts provided that each separate counterpart shall have been executed by the General Partner.

(i)           Tax Elections; Determination of Matters Not Provided for in this Agreement.  The General Partner is designated as the “Tax Matters Partner” for the Partnership and shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law.

The General Partner shall be empowered to decide in a fair and equitable manner any questions arising with respect to this Partnership or to this Agreement, and to make such provisions as the General Partner deems to be in, or not opposed to, the best interests of the Partnership but which are not specifically set forth herein.

(j)           Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and amends, restates and supersedes all prior agreements and undertakings with respect hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

General Partner

Millburn Ridgefield Corporation

By:	/s/ George E. Crapple

George E. Crapple

Co-Chairman and
Co–Chief Executive Officer